[LOGO] FISHER SCIENTIFIC
       INTERNATIONAL INC.

NEWS RELEASE


Media Contact:                           Investor Contact:
Gia L. Oei, 603-929-2489                 Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com         E-mail: Carolyn.Miller@nh.fishersci.com


                   FISHER SCIENTIFIC EXTENDS ACCEPTANCE PERIOD
                   FOR OFFER TO PERBIO SCIENCE AB SHAREHOLDERS

HAMPTON, N.H., Aug. 14, 2003 -- Fisher Scientific International Inc. (NYSE: FSH) announced today that it has extended the acceptance period for its cash offer (the "Offer") to purchase all of the outstanding shares and certain warrants of Perbio Science AB (Stockholm: PBIO) until 4 p.m. Central European Time (CET) on Aug. 25.

The board of directors of Perbio has unanimously recommended the acceptance of the Offer, and all terms and conditions of the Offer remain the same. The board of directors and management of Perbio have undertaken to tender their shares and warrants under the Offer. Based upon future events and circumstances occurring during and at the end of the Offer, including the number of shares tendered, Fisher may consider waiving the 90 percent minimum acceptance condition.

Perbio Science is a $250 million manufacturer and supplier of technologies, products and services to the life-science and biotechnology industries.

ABOUT FISHER SCIENTIFIC INTERNATIONAL INC.

Fisher Scientific International Inc. (NYSE: FSH) is the world leader in serving science. We enable scientific discovery and clinical-laboratory testing services by offering more than 600,000 products and services to over 350,000 customers in approximately 145 countries. As a result of our broad product offering, electronic-commerce capabilities, and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for many of our customers. The company primarily serves the scientific-research, clinical-laboratory and safety markets. Additional information about Fisher is available on the company's Web site at www.fisherscientific.com.

                                    - more -

Fisher Scientific Extends Acceptance Period for Offer to Perbio Shareholders - 2


UNITED STATES

The offer is not being made, and this announcement does not constitute an offer, directly or indirectly, in or into the United States of America or to any resident of the United States of America, and the offer may not be accepted in or from the United States of America.

This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

                                        #